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                                  EXHIBIT 21.1


                     Subsidiaries of Ameristar Casinos, Inc.


1.   Cactus Pete's, Inc., a Nevada corporation

2.   Ameristar Casino Vicksburg, Inc., a Mississippi corporation

3.   Ameristar Casino Council Bluffs, Inc., an Iowa corporation

4.   Ameristar Casino Las Vegas, Inc., a Nevada corporation

5.   A.C. Food Services, Inc., a Nevada corporation

6.   Ameristar Casino St. Louis, Inc., a Missouri corporation

7.   Ameristar Casino St. Charles, Inc., a Missouri corporation

8.   Ameristar Casino Kansas City, Inc., a Missouri corporation